Exhibit 10.2

SPRINKLR, INC.

SEVERANCE AND CHANGE IN CONTROL PLAN

(Effective May 1, 2019)

Sprinklr, Inc. (the “Company”) has adopted this Executive Severance and Change in Control Plan (this “Plan”) for the benefit of the Company’s eligible Executives. Capitalized terms shall have the meanings set forth in Section 1 herein.

This Plan is intended to secure the continued services and ensure the continued dedication and objectivity of the Executives (as defined herein) in the event of certain terminations of employment or any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined herein).

This Plan is intended to qualify as an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

1. Definitions. As used in this Plan, the following terms shall have the respective meanings set forth below:

(a) “Accrued Benefits” has the meaning set forth in Section 3.

(b) “Affiliate” means any entity that directly or indirectly controls, or is controlled by, or is under common control with the Company.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means a Participant’s (i) conviction of, or the entry of a plea of guilty or no contest to, a felony or other crime that causes the Company or its Affiliates public disgrace or disrepute, or materially and adversely affects the Company’s or its Affiliates’ operations or financial performance or the relationship the Company has with its customers, (ii) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, including, without limitation fraud, embezzlement, theft or proven dishonesty in the course of his/her employment or other service; (iii) alcohol abuse or use of controlled drugs other than in accordance with a physician’s prescription; (iv) refusal to perform any lawful, material obligation or fulfill any duty (other than any duty or obligation of the type described in clause (vi) below) to the Company or its Affiliates (other than due to a Disability), which refusal, if curable, is not cured within fifteen (15) days after delivery of written notice thereof, (v) material breach of any agreement with or duty owed to the Company or any of its Affiliates, which breach, if curable, is not cured within fifteen (15) days after the delivery of written notice thereof or (vi) any breach of any obligation or duty to the Company or any of its Affiliates (whether arising or statute, common law or agreement) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights; or (vii) a material violation of Company policies and procedures including race, sex, national origin, religion, disability, or age-based discrimination, or sexual harassment, which after investigation, counsel to the Company reasonably concludes may result in material liability being imposed on the Company and/or the Participant or may result in material exposure to the Company’s business reputation.

(e) “Change in Control” means with respect to any entity: (i) the sale, transfer, assignment or other disposition (including by merger or consolidation, but excluding any sales by stockholders made as part of an underwritten public offering of the common stock of the entity) by stockholders of the entity, in one transaction or a series of related transactions, of more than 50% of the voting power represented by the then outstanding capital stock of the entity to one or more Persons, or (ii) the sale of all or substantially all of the assets of the entity (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization). Notwithstanding the foregoing, a “Change in Control” shall not be deemed to occur upon completion of a Venture Capital Financing. For purposes hereof, the term “Venture Capital Financing” means the sale and issuance by the Company, to one or more investors, of the Company’s Common Stock, securities convertible into Common Stock or other equity securities of the Company, for financing purposes in a transaction exempt from the registration requirements of the Securities Act.

(f) “CIC Qualifying Termination” means a termination of the Executive’s employment (1) by the Company without Cause during the CIC Period, or (2) by the Executive for Good Reason during the CIC Period.

(g) “CIC Period” means the period commencing three (3) months prior to a Change in Control and ending on the first anniversary of the Change in Control.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and all interpretive and regulatory guidance issued thereunder.

(i) “Committee” means the Compensation Committee of the Board.

(j) “Company” means Sprinklr, Inc., a Delaware corporation.

(k) “Delay Period” has the meaning set forth in Section 8(c).

(l) “Executive” means any person who is employed in a position identified on Exhibit A; provided that (i) an Executive shall not be entitled to any benefits payable upon a Qualifying Termination or CIC Qualifying Termination under this Plan in the event that he/she is party to an individual contractual arrangement with the Company relating to the provision of severance benefits (unless such individual contract has been superseded by the Plan).

(m) “Good Reason” means during the CIC Period, and without an Executive’s express written consent, the occurrence of any of the following events, to the extent not cured by the Company within thirty (30) days of Executive’s written notification to the Company that a condition constituting Good Reason exists, which written notification must be provided by the Executive to the Company within thirty (30) days of the initial existence of the condition constituting Good Reason:

(1) a substantial adverse change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities; or

(2) a material reduction by the Company in the Executive’s rate of annual base salary or target bonus opportunity (except for any reduction that applies generally to members of the senior executive team); or

(3) a material change in the geographic location of Executive’s primary employment location from the primary location of the Executive’s employment at the time of such Change in Control.

(n) “Nonqualifying Termination” means the termination of an Executive’s employment (1) by the Company for Cause, (2) by the Executive for any reason other than Good Reason, (3) as a result of the Executive’s death, or (4) by the Company due to the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least one hundred and eighty (180) consecutive days as a result of the Executive’s incapacity due to physical or mental illness.

(o) “Plan Administrator” means the Committee or such other person or persons appointed by the Committee as described in Section 9.

(p) “Qualifying Termination” means the termination of an Executive’s employment by the Company without Cause.

(q) “Release” has the meaning set forth in Section 6.

(r) “Section 409A” means Section 409A of the Code and all interpretative and regulatory guidance issued thereunder.

(s) “Severance Benefits” has the meaning set forth in Section 4 or Section 5, as applicable.

(t) “Sprinklr” means Sprinklr, Inc.

(u) “Subsidiary” means Sprinklr or any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

(v) “Termination Date” with respect to an Executive means the date on which the Executive’s employment is terminated for any reason.

2. Termination of Employment.

(a) The Company may terminate an Executive’s employment at any time for Cause, or as a result of the Executive’s absence from his/her duties with the Company on a full-time basis for at least one hundred and eighty (180) days as a result of the Executive’s incapacity due to physical or mental illness.

(b) The Company may terminate an Executive’s employment at any time without Cause.

(c) An Executive may terminate his/her employment at any time with or without Good Reason. Notice provided by the Executive of the events giving rise to Good Reason shall count towards satisfaction of this notice requirement.

3. Payments and Benefits Upon a Nonqualifying Termination. In the event of an Executive’s Nonqualifying Termination, the Company shall pay to the Executive (or to the Executive’s beneficiary or estate, as the case may be), all base salary, benefits, and other compensation entitlements that are accrued or vested but unpaid through and including the Termination Date (the “Accrued Benefits”), which shall be payable within the time period required by applicable law and/or the terms of the applicable benefit plans or programs.

4. Payments and Benefits Upon a Qualifying Termination. In the event that an Executive experiences a Qualifying Termination, the Company shall pay to the Executive (or the Executive’s beneficiary or estate, as the case may be) the Accrued Benefits and the Severance Benefits described below:

(a) An amount equal to one hundred percent (100%) (for the CEO) and seventy-five percent (75%) (for all other Executives) of the Executive’s annual base salary (as in effect immediately prior to the Termination Date), payable in each case in accordance with the Company’s regular payroll schedule, with the first payment commencing on the payroll date coinciding with or next following the sixtieth (60th) day following the Termination Date;

(b) A pro rated target annual bonus for the fiscal year in which the Termination Date occurs, with the proration equal to the number of days elapsed during the fiscal year through the Termination Date divided by 365, payable on the same date as the first severance payment is paid;

(c) If the Executive timely elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and subject to any legal limitations under Section 105(h) of the Code, Section 2716 of the Public Health Service Act, or other applicable laws, such COBRA coverage for medical and dental coverage will continue for Executive and his/her eligible dependents (as applicable) at active employee rates (“Subsidized COBRA”) for up to twelve (12) months (for the CEO) and up to nine (9) months (for all other Executives), subject to normal COBRA termination rules.

5. Payments and Benefits Upon a CIC Qualifying Termination. In the event that an Executive experiences a CIC Qualifying Termination, the Company shall pay to the Executive (or Executive’s beneficiary or estate, as the case may be) the Accrued Benefits and the Severance Benefits described below:

(a) An amount equal to one hundred fifty percent (150%) of the Executive’s base salary plus one hundred fifty percent (150%) of the Executive’s target annual bonus (for the CEO) and one hundred percent (100%) of Executive’s base salary plus one hundred (100%) of Executive’s target annual bonus (for all other Executives), with the first payment commencing on the payroll date coinciding with or next following the sixtieth (60th) day following the Termination Date;

(b) Subsidized COBRA for up to eighteen (18) months (for the CEO) and twelve (12) months (for all other Executives), subject to normal COBRA termination rules.

(c) Full vesting of all outstanding time vested equity awards. Any performance vested equity awards will be subject to the terms and conditions of the award agreements for such performance vested awards.

6. Release of Claims. Any Severance Benefits payable to an Executive under the Plan shall only be paid contingent upon the Executive’s (or, in the event of the Executive’s death or incapacity, that of the Executive’s executor or other legal representative) execution and non-revocation of the Company’s standard non-competition, non-solicitation of clients and employees, and confidentiality agreement and release of claims, as modified in the Company’s sole discretion to preserve the enforceability of such agreement under applicable local law (the “Release”) within twenty-one (21) or forty-five (45) days, as applicable, following the Termination Date. The Executive shall forfeit the Severance Benefits in the event that the Executive fails to execute and deliver the Release to the Company in accordance with the timing and other provisions of this Section or revokes such Release prior to the date it becomes effective.

7. Reduction of Payments. Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any adjustment required under this Section) (in the aggregate, the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter referred to as the “Excise Tax”), and if it is determined that (a) the amount remaining, after the Total Payments are reduced by an amount equal to all applicable federal and state taxes (computed at the highest applicable marginal rate), including the Excise Tax, is less than (b) the amount remaining, after taking into account all applicable federal and state taxes (computed at the highest applicable marginal rate), after payment or distribution to or for the benefit of the Executive of the maximum amount that may be paid or distributed to or for the benefit of the Executive without resulting in the imposition of the Excise Tax, then the payments due hereunder shall be reduced so that the Total Payments are One Dollar ($1) less than such maximum amount. All determinations to be made pursuant to this Section 7 shall be made by the public accounting firm that serves as the Company’s auditor.

8. Section 409A.

(a) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that are subject to the requirements of Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service” within the meaning of Section 409A.

(b) Each payment to be made to an Executive under this Plan shall be treated as a “separate payment” for purposes of Section 409A.

(c) In the event that any payment or distribution or portion of any payment or distribution to be made to the Executive hereunder cannot be characterized as a “short term deferral” for purposes of Section 409A or is not otherwise exempt from the provisions of Section 409A, and the Executive is determined to be a “specified employee” under Section 409A, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six (6) months and one day following the Executive’s “separation from service” within the meaning of Section 409A (the “Delay Period”). Upon the expiration of the Delay Period, the payments delayed pursuant to this subsection shall be paid to the Executive or his/her beneficiary in a lump sum, and any remaining payments due under this Plan shall be payable in accordance with their original payment schedule.

(d) To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Plan is subject to Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the year in which such expense is incurred; and (iii) the Executive’s right to receive such reimbursements of in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e) The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Plan may not be accelerated except as otherwise permitted under Section 409A.

(f) The parties intend that this Plan and the benefits provided hereunder be interpreted and construed to comply with Section 409A to the extent applicable thereto, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted and construed consistent with this intent, provided that the Company shall not be required to assume any increased economic burden in connection therewith. To the extent that any provision of this Plan would fail to comply with the applicable requirements of Section 409A, the Company may, in its sole and absolute discretion, make such modifications to the Plan and/or payments to be made thereunder to the extent it determines necessary or advisable to comply with the requirements of Section 409A; provided, however, that the Company shall in no event be obligated to pay any interest, compensation, or penalties in respect of any such modifications. Although the Company intends to administer the Plan so that it will comply with the requirements of Section 409A, the Company does not represent or warrant that the Plan will comply with Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, its Subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Plan, and the Company and its Subsidiaries shall have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A.

9. Plan Administration; Claims Procedure.

(a) This Plan shall be interpreted and administered by the Committee, or if the Committee has delegated its authority to interpret and administer this Plan, by the person or persons appointed by the Committee from time to time to interpret and administer this Plan (the “Plan Administrator”), who shall have complete authority, in the Plan Administrator’s sole discretion subject to the express provisions of this Plan, to make all determinations necessary or advisable for the administration of this Plan. All questions arising in connection with the interpretation of this Plan or its administration shall be submitted to and determined by the Plan Administrator in a fair and equitable manner in accordance with the procedure for claims and appeals described below.

(b) Any Executive whose employment has terminated who believes that he or she is entitled to receive benefits under this Plan, including benefits other than those initially determined by the Plan Administrator to be payable, may file a claim in writing with the Plan Administrator, specifying the reasons for such claim. The Plan Administrator shall, within ninety (90) days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred and eighty (180) days after such receipt), send a written notification to the Executive as to the disposition of such claim. Such notification shall be written in a manner calculated to be understood by the claimant and in the event that such claim is denied in whole or in part, shall (i) state the specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Executive to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Executive may appeal the denial of such claim. The Executive (or his/her duly authorized representative) may request a review of the denial of any such claim or portion thereof by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial. Such Executive (or his/her duly authorized representative) may, upon written request to the Plan Administrator, review any documents pertinent to such claim, and submit in writing issues and comments in support of such claim. Within 60 days after receipt of a written appeal (unless special circumstances require an extension of time, but in no event more than one hundred and twenty (120) days after such receipt), the Plan Administrator shall notify the Executive of the final decision with respect to such claim. Such decision shall be written in a manner calculated to be understood by the claimant and shall state the specific reasons for such decision and make specific references to the pertinent Plan provision on which the decision is based.

(c) The Plan Administrator may from time to time delegate any duties hereunder to such person or persons as the Plan Administrator may designate. The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary or advisable for the performance of the Plan Administrator’s duties under this Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the administration of this Plan. All reasonable fees and expenses of such persons shall be borne by the Company.

10. Withholding Taxes. The Company may withhold from all payments due under this Plan to each Executive (or the Executive’s beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

11. Amendment and Termination. The Company shall have the right, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of this Plan, which amendment or termination shall not become effective until the date fixed by the Board for such amendment or termination, which date, in the case of an amendment which would be materially adverse to the interests of any Executive or in the case of termination, shall be at least one (1) year after notice thereof is given by the Company to the Executives; provided, however, that no such action shall be taken by the Board during any period when the Board has actual knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that during the CIC Period or any period thereafter during which payments or benefits payable under the terms of this Plan as a result of a CIC Qualifying Termination, in no event shall this Plan be amended in a manner materially adverse to the interests of any Executive or terminated.

12. Offset; Mitigation. In no event shall an Executive be obligated to seek other employment or to take other action by way of mitigation of the amounts payable and the benefits provided to such Executive under any of the provisions of this Plan, and such amounts and benefits shall not be reduced whether or not such Executive obtains other employment, except as otherwise provided in Section 5(d) hereof.

13. Unfunded Plan. This Plan shall not be funded. No Executive entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company or any of its Subsidiaries, but an Executive shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in this Plan.

14. Payments to Minors, Incompetents and Beneficiaries. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, its Subsidiaries, the Plan Administrator and all other parties with respect thereto. If an Executive shall die while any amounts would be payable to the Executive under this Plan had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the estate of the Executive.

15. Non-Assignability. None of the payments, benefits or rights of any Executive shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Executive. Except as otherwise provided herein or by law, no right or interest of any Executive under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Executive under this Plan shall be subject to any obligation or liability of such Executive.

16. No Rights to Continued Employment. Neither the adoption of this Plan, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Executive the right to be retained in the service of the Company or any of its Subsidiaries, and all Executives shall remain subject to discharge to the same extent as if this Plan had not been adopted.

17. Successors; Binding Agreement. This Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Executive, present and future, and any successor to the Company or one of its Subsidiaries. This Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred. The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.

18. Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan and shall not be employed in the construction of this Plan.

19. Notices. Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered personally or by email or mailed by United States mail, first class, postage prepaid, addressed to (a) with respect to the Executive, his/her last known address on file in the Company’s records, or (b) with respect to the Company, to Heidi Crozer at Heidi.crozer@sprinklr.com. The Committee may revise such notice period from time to time. Any notice required under the Plan may be waived by the person entitled to notice.

20. Effective Date. This Plan shall be effective as of the date hereof and shall remain in effect unless and until terminated by the Company in accordance with this Plan.

21. Employment with, and Action by, Subsidiaries. For purposes of this Plan, any references to employment with the Company or actions taken or to be taken by the Company with respect to or otherwise relating to the Executive’s employment shall include employment with or actions taken or be taken by any Subsidiary.

22. Governing Law; Validity. This Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware (without regard to principles of conflicts of laws) to the extent not preempted by federal law, which shall otherwise control. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Plan shall be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the Company has caused this Plan to be adopted as of the 1st day of May, 2019.

SPRINKLR, INC.

By:

Exhibit A

Chief Executive Officer

Chief Financial Officer

Chief Culture and Talent Officer

Chief Marketing Officer

Chief Operating Officer

Chief Revenue Officer

Chief Technology Officer

General Counsel and Corporate Secretary

President